Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782

Media Contact	Chip Minty	405 228 8647

Devon Energy to Form Midstream Master Limited Partnership

OKLAHOMA CITY – June 6, 2013 – Devon Energy Corporation (NYSE:DVN) announced today that its board of directors has approved a plan to form a publicly traded midstream master limited partnership (MLP). The MLP is expected to initially own a minority interest in Devon’s U.S. midstream business. This business includes natural gas gathering and processing assets located in Texas, Oklahoma, and Wyoming.

Devon expects the MLP to file a registration statement with the Securities and Exchange Commission (SEC) in the third quarter of 2013. Subject to market conditions, an offering of partnership units in the MLP would follow registration with the SEC.

Devon will own the general partner of the MLP, all of its incentive distribution rights, and a majority of its common units following completion of the initial public offering. Devon expects to utilize proceeds from the sale of MLP common units to fund its continuing operations.

Due to limitations imposed by U.S. securities laws, Devon will not be holding a conference call to discuss the content of this release.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (Securities Act). This announcement is being issued in accordance with Rule 135 under the Securities Act.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index.

The statements in this news release are forward-looking statements that are subject to a number of risks and uncertainties including, among other things, the risks and uncertainties that the master limited partnership will not be formed, will not complete an offering of securities, will not raise the planned amount of capital even if an offering of securities is completed, and will not be able to complete its proposed actions on the timetable indicated. Furthermore, the structure, nature, purpose, and proposed assets and liabilities of the master limited partnership may change materially from those depicted herein. No assurance can be given as to the value of the master limited partnership, the price at which its securities may trade, or whether a liquid market for those securities will develop or be maintained. In addition, Devon and the master limited partnership will be subject to the risks normally attendant to businesses in the oil and gas exploration and midstream energy industries. These and other risks are described in Devon’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Any duty to update these statements is disclaimed except as required by law.